Exhibit 4.2

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR PLEDGED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES THAT IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED.

COMMON STOCK WARRANT

This Common Stock Warrant (this “Warrant”), entered into as of _____, 2018, certifies that, subject to the terms and conditions set forth herein, __________, (the “Holder”), is entitled to purchase from Ionetix Corporation, a Delaware corporation (the “Company”), up to [_____] shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) multiplied by the Series E Issuance Rate (as defined in Section 7), rounded down to the nearest whole share (the “Shares”). This Warrant is issued in connection with that certain Credit Agreement, dated as of December 31, 2017 (the “Credit Agreement”), among the Company, the lenders party thereto, Wilmington Trust, National Association, as administrative agent and collateral agent, and the warrant investors party thereto.

1. Warrant Price. The purchase price to be paid upon exercise of this Warrant is $1.12 per Share divided by the Series E Issuance Rate, and such price, as applicable, is referred to as the “Warrant Price”.

For the purposes of this Warrant:

“Next Equity Financing” means the sale and issuance by the Company of any shares of its preferred stock of the Company, par value $0.0001 per share following the date of this Warrant from which the Company receives gross proceeds of at least $5,000,000 (however designated, referred to herein as the “Series F Preferred Stock”), but excluding any sale by the Company of its Series E Preferred Stock, par value $0.0001 per share.

“Acquisition”, “Asset Transfer” and “Initial Offering” shall have the meaning ascribed to them in the Third Amended and Restated Investor Rights Agreement, by and between the Company and the investors therein, dated April 16, 2016, as amended from time to time (the “IRA”).

2. Exercise Period. This Warrant shall be exercisable by the Holder for a term beginning upon the consummation of this transaction and ending at 5:00 p.m. Pacific Time on the tenth anniversary of the date of this Warrant or if such day is not a business day, on the next business day (the “Expiration Date”), or, if earlier, immediately prior to the closing of an Acquisition.

3. Method of Exercise.

3.1 Cash Exercise. The Holder may exercise from time to time, in whole or in part on or before the Expiration Date, the purchase rights evidenced by this Warrant by (a) surrendering the Warrant and delivering a duly executed Notice of Exercise (attached hereto as Exhibit A) to the principal office of the Company, and (b) paying to the Company the Warrant Price for the number of Shares being purchased. Payment shall be made either (i) by cash or check drawn on a United States bank and for United States funds made payable to the Company, (ii) by wire transfer to the account of the Company, or (iii) by cancellation of indebtedness of the Company to the Holder. Issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense, all of which taxes and expenses shall be paid by the Company.

3.2 Net Exercise. In lieu of exercising this Warrant pursuant to Section 3.1, this Warrant may be exercised by the Holder by the surrender of this Warrant to the Company, along with a duly executed Notice of Exercise marked to reflect a “net exercise” and specifying the number of Shares to be purchased, at the Company’s principal office (or at such other office or agency as the Company may designate by notice in writing to the Holder). Upon such exercise, the Holder shall be entitled to receive Shares equal to the value of this Warrant (or the portion thereof being exercised), computed as of the date of surrender of this Warrant to the Company using the following formula:

X = Y(A-B)

A

Where X = the number of Shares to be issued to the Holder;

Where Y = the number of Shares otherwise purchasable under this Warrant;

Where A = the fair market value of one Share at the date of such calculation;

Where B = the Warrant Price

3.3 Fair Market Value. For purposes of the above calculation, the fair market value of one Share shall be determined by the Company’s Board of Directors and the Holder; provided that if the Company’s Board of Directors and the Holder are unable to agree on the fair market value of one Share within a reasonable period of time (not to exceed 30 days from the Company’s receipt of the Notice of Exercise), such fair market value shall be determined by a nationally recognized investment bank, accounting or valuation firm engaged by the Company and approved by the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder. Notwithstanding the foregoing, (i) where a public market for the Common Stock exists at the time of such exercise, the fair market value per Share shall be the average closing price quoted on the Nasdaq Stock Market or any other exchange on which the Common Stock is listed, as published in the Western Edition of The Wall Street Journal for the five trading days prior to the date of determination of fair market value (or, if not so listed, the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market) and (ii) if the Warrant is exercised in connection with the initial public offering of the Company’s Common Stock, the fair market value per Share shall be the per share offering price to the public in such initial public offering.

4. Delivery of Stock Certificates. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the later of the date of its surrender for exercise and the date the Holder tenders the Warrant Price, if applicable, as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as practicable on or after such date, the Company at its expense shall issue and deliver, to the person or persons entitled to receive the same, a certificate or certificates for the number of Shares issuable upon such exercise. In the event that this Warrant is exercised in part and the Warrant has not expired, the Company at its expense shall execute and deliver a new Warrant of like tenor exercisable for the number of remaining Shares for which this Warrant may then be exercised.

5. No Fractional Shares. The Company shall not be required to issue any fractional shares upon the exercise of the Holder’s purchase rights under this Warrant. In lieu of any fractional shares, the Company shall pay cash equal to such fraction multiplied by the per share fair market value of the Common Stock as of the date of exercise determined in accordance with Section 3.3.

6. Reservation of Shares. The Company covenants that it will at all times keep available such number of authorized shares of its Common Stock, free from all preemptive rights, as will be sufficient to permit the exercise of this Warrant for the full number of Shares specified. The Company further covenants that such Shares will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges.

7. Adjustment Provisions.

7.1 Preferred Stock Adjustments. It is intended that this Warrant shall have substantially similar anti-dilution protections that are applicable to the Company’s Series E Preferred Stock as set forth in Company’s Ninth Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Charter”). Accordingly, the Warrant Price and the number of Shares that may be acquired upon exercise of this Warrant may be adjusted based upon the Series E Issuance Rate. The “Series E Issuance Rate” equals the “Preferred Conversion Rate” in effect for the Series E Preferred Stock calculated at the earlier of (i) the conversion of all of the Company’s outstanding Series E Preferred Stock into shares of Common Stock and (ii) the exercise of this Warrant. The “Preferred Conversion Rate” is as defined in the Company’s Charter, and represents the number of shares of Common Stock into which one share of the applicable preferred stock of the Company is convertible at any given time.

7.2 Notice of Adjustments. The Company shall give notice of each adjustment or readjustment of the number of Shares of Common Stock or other securities issuable upon exercise of this Warrant and the Warrant Price to the registered Holder of this Warrant at such Holder’s address as shown on the Company’s books within 20 days after the occurrence of the event resulting in such adjustment.

7.3 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or the number of shares of Common Stock purchasable upon exercise of the Warrant. A Warrant issued after any adjustment upon any partial exercise or in replacement may continue to express the same Warrant Price and the same number of shares of Common Stock (appropriately reduced in the case of partial exercise) as are stated on the face of this Warrant as initially issued, and that number of shares shall be considered to have been so changed at the close of business on the date of adjustment.

8. Transfer of Warrant.

8.1 Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant, substantially in the form attached hereto as Exhibit B (the “Assignment Form”) duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Notwithstanding the preceding sentence, the Holder shall not transfer this warrant, in whole or in part, to any party that, upon reasonable inquiry, it reasonably believes to be (i) in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the USA Patriot Act, the Bank Secrecy Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency; or (ii) subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in the Assignment Form, and shall issue to the Holder a new warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Shares without having a new warrant issued. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Warrant held by such Holder to agree to take and hold the Warrant subject to the provisions and upon the conditions set forth herein.

8.2 New Warrants. This Warrant may be divided or combined with other warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 8.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new warrant or warrants in exchange for this Warrant or other warrants to be divided or combined in accordance with such notice. All warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Shares issuable pursuant thereto.

8.3 Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner and holder hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

9. Investment Representations. By accepting this Warrant, the Holder affirms that the representations and warranties of the Holder set forth in Section 9.19 of the Credit Agreement are true and correct as of the date hereof.

10. Miscellaneous Provisions.

10.1 Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of any indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

10.2 No Rights as Stockholder. Prior to the exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be considered a stockholder of the Company for any purpose, nor shall anything in this Warrant be construed to confer on the Holder, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, to receive notice of meetings of stockholders, to receive dividends or subscription rights or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

10.3 Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to the choice of law provisions thereof.

10.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Warrant or the Shares from time to time. The Holder may transfer all or a portion of its interests, rights and obligations under this Warrant in accordance with Section 8; provided, however, that (other than with respect to any transfer to an affiliate of the Holder) prior to the receipt by the Company of an Assignment Form in accordance with Section 8, the Company may deem and treat the person listed as the holder of such securities in its records as the absolute owner and holder of such Warrant or Shares for all purposes.

10.5 Entire Agreement. This Warrant and the Loan Documents (as defined in the Credit Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. The parties acknowledge and agree that any prior agreement between the parties with respect to the purchase and sale of the Warrant and the Shares is hereby amended and restated in accordance with the terms and conditions of this Warrant and any prior agreement shall be of no further force and effect.

10.6 Severability. In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Warrant, and this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7 Amendment and Waiver. This Warrant may be amended or modified, and the obligations of the Company and the rights of the Holder may be waived, only upon the written consent of the Company and the Holder.

10.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by the other party under this Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Warrant or any waiver on such party’s part of any provisions or conditions of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Warrant, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

10.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to the Holder at the address set forth on the signature page hereto or at such other address or electronic mail address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto in accordance with this Section.

10.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Warrant, including, without limitation, to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.11 Titles and Subtitles. The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing them.

10.12 Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify and hold harmless each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 10.13 being untrue.

10.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

10.15 No Impairment. Pursuant to the terms and conditions of this Warrant, the Company shall: (a) reserve an appropriate number of shares of Common Stock to facilitate the issuance of shares to the Holder pursuant to this Warrant, (b) not take any action that would materially impair the Company's ability to comply with the terms of the Warrant, and (c) provide the Holder with at least ten days prior written notice of the record date for any proposed dividend or distribution by the Company.

10.16 Cumulative Remedies. Except as expressly provided herein to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

10.17 Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

10.18 “Market Stand-Off” Agreement. The Holder hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended (or such longer period, not to exceed 35 days after the expiration of the 180-day period, as the underwriters shall request in order facilitate compliance with any applicable rule or regulation in connection with the release or announced release of financial or material information by the Company); provided that all officers and directors of the Company and holders of at least five percent of the Company’s voting securities enter into and remain bound by similar agreements.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above

COMPANY:

Ionetix Corporation

By:
Name:	Carrie Busch
Title:	Vice President, Finance

Signature Page to Warrant

HOLDER:

By:

By:
Name:
Title:

Address:

Signature Page to Warrant

Exhibit A

NOTICE OF EXERCISE

To:	Ionetix Corporation

(1) The undersigned hereby elects to purchase____ shares of Common Stock of Ionetix Corporation, a Delaware corporation (the “Company”) pursuant to the terms of the attached warrant (the “Warrant”), and

☐ (check if applicable) tenders herewith payment of the purchase price in full; or

☐ (check if applicable) elects to “net exercise” the Warrant as provided in Section 3.2 of the Warrant.

(2) Please issue a certificate or certificates representing the number of shares of Common Stock in the name of the undersigned.

(3) The undersigned represents that the shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

By:
Name:
Title:
Address:

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)
Phone Number:

Email Address:

Dated:	,

Holder’s Signature:

Holder’s Address:

Acknowledged and agreed:

Ionetix Corporation

By:
Name:
Title: